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                               AMENDMENT NO. 3 TO
                       HEALTHCARE IMAGING SERVICES, INC.
                             1991 STOCK OPTION PLAN

         Section 6(b)(ii) of the HealthCare Imaging Services, Inc. 1991 Stock Option Plan is hereby amended by adding the following sentence at the end thereof:

                  Notwithstanding anything contained herein to the contrary, a Participant may transfer any Option which is not an Incentive Stock Option (x) to the spouse or any lineal ancestor or descendant of such Participant or to any trust, the sole beneficiaries of which are any one or all of such Participant's spouse or any lineal ancestor or descendant of such Participant and (y) in such other circumstances as the Committee may approve.

         This Amendment No. 3 was approved by the Board of Directors of HealthCare Imaging Services, Inc. on December 20, 1996.